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                                                                    Exhibit 12

                          NORTHEAST GENERATION COMPANY
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)


                                                               Nine Months                                          Period From
                                            Nine Months Ended     Ended                                              Inception
                                              September 30,   September 30,                                      (December 28, 1998)
                                                  2000             2000        Years Ended       Years Ended             to
                                               (Unaudited)     (Unaudited)  December 31, 2000 December 31, 1999   December 31, 2000
                                               -----------     -----------  ----------------- -----------------   -----------------
EARNINGS, AS DEFINED:
   Net income (loss)                        $          33,701 $      18,311 $          26,416 $          (3,156) $            23,260
   Federal and state income taxes                      22,749        12,144            17,522            (2,151)              15,371
   Fixed charges, as below                             19,537        25,131            36,542                 1               36,543
                                            ----------------- ------------- ----------------- -----------------  -------------------
         TOTAL EARNINGS, AS DEFINED         $          75,987 $      55,586 $          80,480 $          (5,306) $            75,174
                                            ================= ============= ================= =================  ===================

FIXED CHARGES, AS DEFINED:
Other Interest                              $          19,537 $      25,131 $          36,542 $               1  $            36,543
                                            ----------------- ------------- ----------------- -----------------  -------------------
         TOTAL FIXED CHARGES, AS DEFINED    $          19,537 $      25,131 $          36,542 $               1  $            36,543
                                            ================= ============= ================= =================  ===================

         Ratio of earnings to fixed charges              3.89          2.21              2.20         (5,306.00)                2.06
                                            ================= ============= ================= =================  ===================